Exhibit 10.18

PHX MINERALS INC.

AMENDED

2010 RESTRICTED STOCK PLAN

March 5, 2014

APPENDIX A

TABLE OF CONTENTS

Section 1. Introduction		1
1.1.	Purpose of the Plan	1
1.2.	Nature of Sales of Restricted Stock	1
1.3.	Effective Date and Term of Plan	1
Section 2. Definitions And Construction		1
2.1.	Definitions	1
2.2.	Construction	2
Section 3. Eligibility		2
3.1.	In General	2
Section 4. Administration Of The Plan		2
4.1.	In General	2
Section 5. Shares Subject To The Plan		3
5.1.	Number of Shares	3
Section 6. Restricted Stock		3
6.1.	Sale of Restricted Stock	3
6.2.	The Restricted Period	3
6.3.	Escrow	3
6.4.	Dividends	4
6.5.	Repurchase of Restricted Stock	4
6.6.	Expiration of Restricted Period	4
6.7.	Rights as a Shareholder	4
Section 7. Adjustments		4
7.1.	Changes in Capitalization	4
Section 8. Change In Control		4
8.1.	Consequences of a Change In Control on Restricted Stock	4
8.2.	Change In Control Defined	5
Section 9. General Provisions		5
9.1.	Transferability of Restricted Stock	5
9.2.	Termination of Status	5
9.3.	Withholding	5
9.4.	Other Conditions on Delivery of Stock	6
Section 10. Miscellaneous		6
10.1.	No Right to Continued Employment	6
10.2.	Amendment	6
10.3.	Compliance with Code Section 409A	6
10.4.	Governing Law	6

(i)

PHX MINERALS INC.

AMENDED

2010 RESTRICTED STOCK PLAN SECTION 1. INTRODUCTION

1.1. Purpose of the Plan. The Plan provides an essential long-term component to the Company’s total compensation package for its officers and directors reflecting the importance the Company places on aligning the interest of its officers and directors with those of its shareholders and provides incentives for officers and directors to remain with the Company. The Plan will enhance the Company’s ability to attract, retain and motivate officers and directors of the Company.

1.2.  Nature of Sales of Restricted Stock.  The  Plan is intended to permit the  Sale  by  the Company of Shares of Restricted Stock to its officers and directors subject to various vesting based on the passage of time or other conditions to vesting and other restrictions on the transferability of the Shares sold. The transfer restrictions on these Shares will be removed based on the vesting restrictions contained in the Stock Restriction Agreement between the Company and the affected Participant. Except as otherwise provided by the Plan, each Sale hereunder may be made alone or in addition or in relation to any other Sale. The terms of each Sale need not be identical, and the Compensation Committee need not treat Participants uniformly.

1.3. Effective Date and Term of Plan.  If approved by shareholders at the Company’s  2014 Annual Shareholders Meeting, the Plan will be effective as of March 5, 2014. No sales to Participants shall be permitted under the Plan after March 5, 2024 but the vesting periods for Shares previously sold may extend beyond that date.

SECTION 2. DEFINITIONS AND CONSTRUCTION

2.1.Definitions. When used in this Plan, the following terms shall have the meanings set forth below, unless the context clearly requires a different meaning:
(a)	“Board” means the Board of Directors of the Company.
(b)	“Change in Control” shall have the meaning set forth in Section 8.2.
(c)	“Code” means the Internal Revenue Code of 1986, as amended.
(d)	“Common Stock” means the Company’s Class A Common Stock, par value $0.01666 per share.
(e)	“Company” means PHX Minerals Inc.
(f)	“Compensation Committee” shall mean the Compensation Committee of the Board.
(g)	“Disability” shall mean incapacity due to physical or mental illness as determined by the Compensation Committee.

(h)	“Effective Date” means the first date set forth in Section 1.3.
(i)

“Fair Market Value” means the closing sales price (for the primary trading session) of a Share on the date the Restricted Period ends. For any date that is not a trading day, the Fair Market Value of a Share for such date will be determined by using the closing sales price for the immediately preceding trading day.

(j)	“Participant” means any officer or director who purchases Restricted Stock.
(k)	“Plan” means this Amended 2010 Restricted Stock Plan.
(l)	“Repurchase” shall have the meaning as set forth in Section 6.5.
(m)	“Restricted Period” means the period of time during which the transfer of the Shares of Restricted Stock shall be restricted and after which the shares of Restricted Stock shall be vested.
(n)	“Restricted Stock” means Shares sold under this Plan.
(o)	“Sale” means a sale of shares of Restricted Stock made under the Plan.
(p)	“Share” means a share of Class A Common Stock, par value $0.01666 per share, of the Company.
(q)	“Stock Restriction Agreement” means all agreements between the Company and a Participant covering the Sale of Restricted Stock under this Plan.
2.2. Construction. When used in the Plan, (a) the terms “include” and “including” shall be deemed to include the phrase “but not limited to” and (b) masculine pronouns shall include the feminine.

SECTION 3. ELIGIBILITY

3.1.   In General.  Any natural person is eligible to purchase Restricted Stock if such individual  is a current officer or director of the Company or any of the Company’s present or future subsidiary entities as determined by the Compensation Committee.

SECTION 4. ADMINISTRATION OF THE PLAN

4.1.In General.
(a)

The Plan will be administered by the Compensation Committee. The Compensation Committee shall have authority to determine the Participants and terms and conditions of any Sale of Restricted Stock, and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.

(b)

The Compensation Committee shall have full discretionary authority to construe and interpret the terms of the Plan and any Stock Restriction Agreement, and to determine all facts necessary to administer the Plan and any Stock Restriction Agreement. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Stock Restriction Agreement in the manner and to the extent it shall deem necessary or advisable.

(c)

All decisions by the Compensation Committee shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any purchase of Restricted Stock. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

SECTION 5. SHARES SUBJECT TO THE PLAN

5.1.Number of Shares.
(a)	Subject to adjustment under Section 7.1, Sales of Restricted Stock may be made under the Plan for up to 750,000 Shares.
(b)

If Shares sold hereunder are repurchased by the Company prior to the vesting of such Shares the repurchased Shares shall again be available for sale by the Company to officers under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

SECTION 6. RESTRICTED STOCK

6.1. Sale of Restricted Stock. The Compensation  Committee  may  sell  Shares  of  Restricted Stock to such officers and directors as it determines. The sales price of Shares shall be at  a significant discount to the Fair Market Value of the Shares, generally at a per Share price equal to the par value of the Shares sold. Sales of Restricted Stock shall be subject to such restrictions on transfer and the Repurchase of Restricted Stock by the Company and such other terms and conditions, subject to the provisions of the Plan, as determined by the Compensation Committee.

6.2. Restricted Period. At the time a Sale of Restricted Stock is made to a Participant, the Compensation Committee shall establish a period of time during which the transfer of the Shares of Restricted Stock shall be restricted and after which the Shares of Restricted Stock shall be vested (the “Restricted Period”). Each Sale of Restricted Stock may have a different Restricted Period. The Compensation Committee shall determine the Restricted Period for all Restricted Stock.

6.3. Escrow. Each Participant purchasing Restricted Stock shall enter into a Stock Restriction Agreement with the Company setting forth the terms, conditions and restrictions of the Sale. Any certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, or an escrow agent as determined by the Compensation Committee, together with a stock power for each certificate endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions contained in the PHX Minerals Inc. 2010 Restricted Stock Plan (the “Plan”), and an agreement entered into between the registered owner and PHX Minerals Inc. Copies of the Plan and the agreement are on file at the principal office of PHX Minerals Inc.

Alternatively, in the discretion of the Company, ownership of the Shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical stock certificates shall be issued prior to vesting.

6.4.   Dividends.   Unless otherwise  determined by the Compensation Committee  or provided in the Stock Restriction Agreement, Participants holding Restricted Stock will be eligible to receive all dividends paid with respect to such Shares. If any dividends or distributions are paid in Shares,  or consist of a dividend or distribution to holders of Shares other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were paid and such Shares or other property shall be deposited with the Company or in escrow as provided in Section 6.3.

6.5. Repurchase of Restricted Stock. In the event any Shares of Restricted Stock under  the terms of the Stock Restriction Agreement (including any additional shares of Restricted Stock that may result from changes in capitalization of the Company as provided in Section 7.1) do not vest, the Company shall repurchase (“Repurchase”) such Shares from the affected Participant for a price equal to the original sale price. All repurchased Shares shall be surrendered to the Company and the stock certificates representing such Shares shall be cancelled.

6.6.  Expiration of Restricted Period.  Upon the expiration of the Restricted Period and the satisfaction of any other conditions prescribed by the Compensation Committee or set forth in the Stock Restriction Agreement, the restrictions applicable to the Restricted Stock shall lapse and, unless otherwise instructed by the Participant, a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be released by the Company or from escrow and delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant or the Participant’s estate, as the case may be.

6.7.Rights  as a Shareholder.Subject to the terms and conditions of the Plan, each Participant receiving Restricted Stock shall have all the rights of a shareholder with respect to the

Shares of Restricted Stock during the Restricted Period, including the right to vote any shares of Restricted Stock and to receive payment of dividends subject to the provisions in Section 6.4.

SECTION 7. ADJUSTMENTS

7.1. Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (a) the number and class of securities available under this Plan, (b) the number of Shares sold under this Plan and (c) the price payable to a Participant upon the Repurchase, shall be equitably adjusted in the manner determined by the Compensation Committee.

SECTION 8. CHANGE IN CONTROL

8.1. Consequences of a Change In Control on Restricted Stock. Upon the occurrence of a Change In Control, except to the extent specifically provided to the contrary in the applicable Stock Restriction Agreement, all restrictions and conditions on all Restricted Stock then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

8.2.Change In Control Defined. For purposes of this Plan, “Change In Control” shall mean the occurrence of any one or more of the following:
(i)

any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding Voting Securities; or

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Incumbent Board”), and any new director, whose election by the Board or nomination by the Board for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii)

the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	involuntary dissolution of the Company.

As used in this Section 8.2, the term “Voting Securities” means the Company’s Class A Common Stock, par value $0.01666 per share, and any other securities of the Company that vote generally in the election of directors.

SECTION 9. GENERAL PROVISIONS

9.1. Transferability of Restricted Stock. Except as the Compensation Committee may otherwise determine or provide in a Stock Restriction Agreement, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by Participants holding Restricted Stock, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, pursuant to a qualified domestic relations order. References herein to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

9.2. Termination of Status. The Compensation Committee shall determine the effect on Restricted Stock of the Disability, death, early or normal retirement, termination or other cessation of employment, authorized leave of absence or other change in the employment of a Participant.

9.3.Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will authorize the Shares to be released from escrow to the Participant. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding. Payment of withholding obligations is due before the Company will authorize the release of the Shares. If approved by the Compensation Committee, a Participant may satisfy such tax obligations in whole or in part by delivery of a portion of the Restricted Stock creating the tax obligation, valued at Fair Market Value; provided, however, except as otherwise provided by the Compensation Committee, that the total tax withholding where Restricted Stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

9.4. Other Conditions on Delivery of Stock. The Company will not be obligated to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Sale have been met or removed to the satisfaction of the Company, (b) in the opinion of the Company’s counsel, all other legal matters in connection with the delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

SECTION 10. MISCELLANEOUS

10.1. No Right to Continued Employment. No Participant under the Plan who is an officer of the Company shall have any right, because of his or her participation, to continue in the employment of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

10.2. Amendment. The Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time; provided that if at any time the approval of the Company’s shareholders is required for any modification or amendment under applicable laws and rules, the Compensation Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 10.2 shall apply to, and be binding on, the holders of all Shares of Restricted Stock outstanding under the Plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of existing Participants under the Plan.

10.3. Compliance with Code Section 409A. No Sale of Restricted Stock shall provide for a deferral of compensation within the meaning of section 409A of the Code.

10.4. Governing Law. The provisions of the Plan and all Sales of Restricted Stock made hereunder shall be governed by and interpreted in accordance with the laws of the State of Oklahoma, excluding choice-of-law principles that would require the application of the laws of a jurisdiction other than the State of Oklahoma.